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                                  EXHIBIT 16.1

May 24, 2002



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated May 24, 2002, of ARAMARK Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.



Very truly yours,




/s/ Arthur Andersen LLP

cc: Mr. L. Frederick Sutherland
Executive Vice President and
Chief Financial Officer,
ARAMARK Corporation